Exhibit 99.1

Signet Jewelers Reports Holiday Season Same Store Sales up 4.9%

HAMILTON, Bermuda--(BUSINESS WIRE)--January 7, 2016--Signet Jewelers Limited (“Signet”) (NYSE and LSE: SIG), the world's largest retailer of diamond jewelry, today announced its sales for the eight weeks ended December 26, 2015 (“Holiday Season”) and guidance for the 13 weeks (“Fourth Quarter”) ending January 30, 2016.

Holiday Season Sales Highlights:

  Total sales of $1,947.8 million, up 5.0% over the prior year.
  Same store sales increased 4.9% compared to an increase of 3.6% in the prior year.
  Financial guidance narrowed to top end of previously provided guidance.

Mark Light, Chief Executive Officer, said, “Signet delivered excellent holiday sales as a result of the successful execution of our product, marketing, and omni-channel selling strategies, as well as our superior customer experience. These results were driven by broad-based success across strategic store brands, merchandise categories and selling channels. The implementation of store operations initiatives in the third quarter combined with investment in our recently launched innovative merchandising and marketing programs positioned Signet well for a strong fourth quarter and beyond.

“The continuation of strong sales and profitability combined with operating expenses that were in-line with expectations, including as-anticipated credit-related expense trends, enabled us to narrow our fourth quarter earnings guidance as well as our same store sales guidance to the top end of the previously provided guidance.

“I would like to thank all Signet team members very much for their dedication, hard work, and solid execution of our strategies during the holiday selling period.”

Fourth Quarter Financial Guidance:

	Currently	Formerly
Same Store Sales	4.6% to 5.0%	3.5% to 5.0%
Earnings per Share	$3.44 to $3.50	$3.30 to $3.50
Adjusted Earnings per Share	$3.54 to $3.60	$3.40 to $3.60

Holiday Season Fiscal 2016 Sales Highlights:

Total sales were $1,947.8 million, up $93.4 million or 5.0%, compared to $1,854.4 million in the eight weeks ended December 27, 2014 ("prior year"). Total sales at constant exchange rate increased 6.3% compared to prior year. Same store sales increased 4.9% compared to an increase of 3.6% in the prior year driven primarily by mall-based and outlet concepts in the U.S. as well as Ernest Jones stores in the U.K. Signet’s e-commerce sales in the Holiday Season were $139.7 million, up $13.7 million or 10.9% compared to $126.0 million in the prior year.

  Sterling Jewelers division results were driven primarily by higher sales at Kay Jewelers and the success of key collections and categories such as recently introduced Ever Us two-stone rings as well as diamond earrings and bracelets. Jared delivered higher sales year-over-year driven by the combined impact of new consumer-research-driven initiatives around store operations, marketing, and merchandising.
  Zale division sales were driven by material increases at the flagship Zales stores as well as Piercing Pagoda kiosks. Ever Us and select other fashion and bridal brands were important drivers at Zales; as well as gold jewelry sales in the kiosk channel.
  UK Jewelry division total sales were driven by higher same store sales largely offset by unfavorable foreign currency exchange rates. Same store sales increases were driven primarily by branded bridal, diamond fashion jewelry, and beads – most notably at Ernest Jones.

Sales change from previous year
	Same	Non-same	Total sales	Exchange
Holiday Season	store	store	at constant	translation	Total	Total sales
Fiscal 2016	sales	sales, net	exchange rate	impact	sales	(in mill $)

Kay	7.2%	1.7%	8.9%	—	8.9%	778.0
Jared	2.7%	4.1%	6.8%	—	6.8%	359.1
Regional brands	(1.8)%	(6.9)%	(8.7)%	—	(8.7)%	59.8
Sterling Jewelers division	5.3%	1.9%	7.2%	—	7.2%	1,196.9
Zales Jewelers	6.4%	1.2%	7.6%	—	7.6%	378.2
Gordon’s Jewelers	(7.2)%	(8.8)%	(16.0)%	—	(16.0)%	22.0
Zale US Jewelry	5.6%	0.4%	6.0%	—	6.0%	400.2
Peoples Jewellers	(2.0)%	0.9%	(1.1)%	(15.4)%	(16.5)%	62.9
Mappins	(8.2)%	(3.1)%	(11.3)%	(14.1)%	(25.4)%	9.4
Zale Canada Jewelry	(2.8)%	0.2%	(2.6)%	(15.1)%	(17.7)%	72.3
Zale Jewelry	4.2%	0.4%	4.6%	(3.1)%	1.5%	472.5
Piercing Pagoda	7.2%	1.8%	9.0%	—	9.0%	60.4
Zale division	4.5%	0.5%	5.0%	(2.7)%	2.3%	532.9
H.Samuel	1.6%	0.2%	1.8%	(4.0)%	(2.2)%	119.0
Ernest Jones	6.9%	2.1%	9.0%	(4.1)%	4.9%	98.0
UK Jewelry division	3.9%	1.0%	4.9%	(4.0)%	0.9%	217.0
Other segment	—%	(50.0)%	(50.0)%	—%	(50.0)%	1.0
Signet	4.9%	1.4%	6.3%	(1.3)%	5.0%	1,947.8
Adjusted Signet[1]						1,951.4

1 Includes $3.6 million deferred revenue adjustment related to acquisition accounting which resulted in a reset of deferred revenue associated with extended service plans sold by Zale Corporation prior to the acquisition on May 29, 2014.

Quarterly Dividend:

Signet’s board declared a quarterly cash dividend of $0.22 per share for the fourth quarter of Fiscal 2016, payable on February 26, 2016 to shareholders of record on January 29, 2016, with an ex-dividend date of January 28, 2016. This reflects the Board’s confidence in the strength of the business, Signet’s ability to invest in growth initiatives, and the Board’s commitment to building long-term shareholder value.

Conference Call:

There will be a conference call today at 8:30 a.m. ET (1:30 p.m. GMT and 5:30 a.m. PT) and a simultaneous audio webcast and slide presentation available at www.signetjewelers.com. The slides are available to be downloaded from the website ahead of the conference call. The call details are: Dial-in 1-647-788-4901. Access code 3157781.

A replay of the conference call and a transcript of the call will be posted on Signet’s website as soon as is practical after the call has ended and will be available for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet's results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet's business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet's information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale's operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2015 Annual Report on Form 10-K filed with the SEC on March 26, 2015. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

CONTACT:
Signet Jewelers
Investors:
James Grant, VP Investor Relations
+1-330-668-5412
or
Media:
David Bouffard, VP Corporate Affairs
+1-330-668-5369